UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 29, 2013

LUSTROS INC.

(Exact name of Registrant as specified in its charter)

Utah	000-30215	45-5313260
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

9025 Carlton Hills Blvd. Ste. A Santee, CA 92071 (Address of principal executive offices) Phone: (619) 449-4800 (Registrant’s Telephone Number)

Copy of all Communications to:

Zouvas Law Group, P.C.

2368 Second Avenue, 1st Floor

San Diego, CA 92101

Phone: 619.688.1715

Fax: 619.688.1716

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	. Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	. Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	. Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	. Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02

DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

(a)	Resignation of Officers
a.	On January 29, 2013 Gonzalo Troncoso resigned his position as Chief Executive Officer of the Company. His resignation from the Chief Executive Officer position is not the result of a disagreement with the Company.
b.	On January 29, 2013 Myoung Won Sohn resigned his position as President of the Company. His resignation from the President position is not the result of a disagreement with the Company.
c.	On January 29, 2013 Larry A. Zielke resigned his position as Senior Vice President and General Counsel of the Company. His resignation from the Senior Vice President and General Counsel positions is not the result of a disagreement with the Company.

(b) Appointment of Officers

a.	On January 29, 2013 William Farley was appointed Chief Executive Officer of the Company.
b.	On January 29, 2013 Gonzalo Troncoso was appointed President of the Company.

(c)	Resignation of Directors
a.	On January 29, 2013 the Board of Directors accepted the resignations of Myoung Won Sohn and Juan Carlos Camus Villegas as members of the Board of Directors. None of these resignations are the result of a disagreement with the Company.

(d)	On January 29, 2013 the size of the Board of Directors was set at seven members.

(e)	Appointment of Directors
a.	On January 29, 2013 William Farley was appointed as a member of the Board of Directors and its Chairman.
b.	On January 29, 2013 Todd Sluzas was appointed as a member of the Board of Directors.
c.	On January 29, 2013 Martin Pajor was appointed as a member of the Board of Directors.

The biography for Mr. Troncoso was filed with the Commission on a Current Report on Form 8-K filed March 12, 2012 and is incorporated herein by reference.

The biographies for Mr. Farley, Mr. Sluzas and Mr. Pajor are set forth below:

William Farley – Age 70

Mr. Farley is the sole shareholder of Liam Ventures, Inc., a private equity firm with investments in various industries including technology, communications, railroad, and basic industries. Mr. Farley is also CEO and owner of Zrii International in Salt Lake City, Utah, a liquid nutritional marketer. He served as Chairman and Chief Executive Officer of Farley, Inc. and Fruit of the Loom, Inc. from the time he acquired the company in 1986 through December 1999. During that time, he built FTL from a primarily domestic $500 million underwear company into a leading international manufacturer and marketer of basic family apparel with sales approximating $2.3 billion for the 1999 fiscal year. Fruit of the Loom was sold to Berkshire Hathaway Co. in 2002 for approximately $1 Billion.

Mr. Farley was born and raised in Pawtucket, Rhode Island. He received a Bachelor of Arts degree from Bowdoin College in Maine, and a Juris Doctor degree from Boston College Law School. More recently, Mr. Farley received an honorary degree of Doctor of Laws from his alma mater Bowdoin College.

In addition to his business activities, Mr. Farley has served on various educational, corporate, civic and cultural boards, including: The Horatio Alger Association, The Big Shoulders Fund, The Rush Hospital Heart Institute, The Goodman Theatre of Chicago, and The Lyric Opera of Chicago. He also participates in Chicago Public School’s Principal For A Day Program.

2

Mr. Farley has received the Ireland-U.S. Council for Commerce and Industry's Annual Outstanding Achievement Award for his efforts to improve economic, business and commercial links between Ireland and the United States. Other honors include: the Apparel Industry Board, Inc.'s Special Award, the Horatio Alger Award for Distinguished Americans, the Freedom Award from America’s Freedom Festival, the American Academy of Achievement's Golden Plate Award, the National Women's Political Caucus' Good Guys Award and the White House's Presidential Award for Entrepreneurial Excellence. Mr. Farley has also previously served as Chairman of the Illinois Ambassadors and the Executive Club of Chicago.

Mr. Farley resides in Chicago with his wife, Shelley and their son Liam. His interests include education, reading, politics, travel, sports, health, and nutrition.

Todd Sluzas – Age 42

Mr. Sluzas is the CFO of Liam Ventures, Inc., a private equity firm solely owned by William Farley. Mr. Sluzas has 20 years of accounting, finance, tax, and private equity experience. Mr. Sluzas currently serves as Director of Finance for two portfolio companies, and served as Senior Tax Analyst for Fruit of the Loom during his fifteen-year tenure with Farley. Todd also manages the Family Office of William Farley, where he is responsible for investment analysis & due diligence, risk management, cash management, and tax compliance & planning. Prior to Farley, Mr. Sluzas spent four years with the accounting firm of Price Waterhouse Coopers LLP representing the firm’s audit and tax practice.

Mr. Sluzas earned his Bachelor of Business Administration degree from the University of Notre Dame and is a Certified Public Accountant.

Martin Pajor – Age 56

Mr. Pajor is a Vice President of Liam Ventures, Inc., a private equity firm solely owned by William Farley. Mr. Pajor has 30 years of accounting, finance, tax, and private equity experience. Martin currently serves as Vice President with operational responsibilities for two operating companies owned by Mr. Farley. These responsibilities include logistics, purchasing, systems and entering new foreign markets primarily in Latin America. Prior to these responsibilities he served as Director of Tax for Fruit of the Loom during his twenty five-year tenure with Farley. Prior to his association with Farley, Martin spent five years with United Stationers Supply Co. where he was instrumental in creating the company’s tax department and assisting in the company’s initial public stock offering.

Mr. Pajor earned his Bachelor of Science in Accountancy degree from the University of Illinois and has a Master of Science in Taxation degree from DePaul University.

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUSTROS INC.
Date: January 31, 2013	By: /s/ Trisha Malone
Trisha Malone
Chief Financial Officer

4